CALL CENTER SERVICES AGREEMENT

         This Call Center Services Agreement (the "Agreement") is by and between National Health Enhancement Systems, Inc., a Delaware corporation ("NHES"), and Beech Street Corporation, a Georgia corporation ("Beech Street"), and is effective on and as of the Effective Date, as hereinafter defined.

         WHEREAS, Beech Street desires to obtain, for itself and for its customers and potential customers, the opportunity to purchase medical call center services that uses NHES's proprietary technologies;

         WHEREAS, NHES is willing to offer medical call center services to Beech Street and others, and Beech Street is willing to support NHES as set forth herein;

         WHEREAS,   Beech  Street  and  NHES  have  entered  into  that  certain
Distribution and Development Agreement of even date herewith (the "Distribution Agreement") in support of the foregoing;

         WHEREAS, Beech Street also desires to obtain from NHES specialized services in order to assist Beech Street maximize its effectiveness in offering Call Center Services under the Distribution Agreement;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. Special Services. During the 12 month term of this Agreement, NHES agrees to provide Beech Street with the special services (the "Special Services") described in this Section 1, as follows:

                           (a)  Programs  for Call  Center  Services,  Sales and
Marketing. NHES, with Beech Street's assistance, has or will (i) develop certain training programs for Beech Street sales and marketing personnel with respect to Call Center Services; (ii) develop and assist Beech Street to execute a sales and marketing plan for Beech Street's introduction of Call Center Services to Beech Street affiliates; and (iii) develop and assist Beech Street to execute a joint sales and marketing plan to penetrate new markets for Call Center Services.

                           (b) Training on NHES Products and Services.  NHES has
provided  certain  training  and will provide  additional  training set forth in
Section 6.4 of the Distribution Agreement prior to and during the term of this Call Center Services Agreement. Training provided under such Section 6.4 after the term of this Agreement will be governed by Section 6.5 of the Distribution Agreement.

                           (c)  Development of a "Workers  Compensation  Medical
Management Program". NHES shall develop for Beech Street a "Workers Compensation Medical Management Program" (the "Initial Program"), which shall be deemed to be a Beech Street
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Product under Section 8.1 of the  Distribution  Agreement.  The Initial  Program
shall be developed under a mutually acceptable development plan.

                           (d) Outcome  Measurement  Plan.  NHES will develop an
outcome measurement methodology and program, with Beech Street's assistance, to verify the impact of Call Center programs.

                           (e)  Development  of Reports.  NHES will  develop the
reporting packages to be used pursuant to Section 3.4 of the Distribution Agreement.

                           (f) Call Center  Communication Plan. Beech Street and
NHES will collaborate on development of communications materials and programs to market and advertise the Call Center Services and the Telephone Number to the User population.

         2. Special Services Fee. In exchange for agreeing to provide the Special Services, Beech Street shall pay to NHES a fee (the "Special Services Fee") in the aggregate amount of $1,245,000, payable quarterly in the following amounts on the following dates:

         Execution of this Agreement                 $350,000
         October 15, 1996                            $400,000
         January 15, 1997                            $315,000
         April 15, 1997                              $180,000

The first payment of the Special Services Fee is being made contemporaneously with execution and delivery of this Agreement. Payments shall be past due on the tenth (10th) day following the due date. All payments are nonrefundable.

         3. Ownership; Management Representatives. The Call Center will be owned entirely by NHES or a wholly-owned subsidiary thereof, using NHES products and other third party products, to provide telephone-based personal health management services and other products and services as determined by NHES from time to time. Beech Street will not have any ownership interest therein of any kind or nature. For purposes of administering this Agreement, each party will appoint a permanent liaison to the other for purposes of coordinating the relationship between the parties on a day-to-day basis. Each party shall have the right in its sole discretion to change the liaison from time to time by providing written notification of such change to the other party.

         4.       Term.  The  term  of  this  Agreement  shall  commence  on the
Effective Date for an initial term of one (1) year. Notwithstanding the foregoing, this Agreement may be earlier terminated as set forth in Section 7 hereof.
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         5.       Termination.  This Agreement may be terminated as follows:

                  5.1 Upon Breach. By either party upon breach of this Agreement by the other party and the failure of such party to cure the breach within ninety (90) days' after written notice (or within fifteen (15) days' after written notice of breach of a payment obligation).

                  5.2 Insolvency, Bankruptcy, Etc. By a party if the other party files a petition in bankruptcy, or has filed against it an involuntary petition in bankruptcy that is not dismissed within 90 days after such filing, or makes a general assignment for the benefit of creditors, a receiver or trustee is appointed for the other party's business, or other insolvency proceedings in respect of the other party are commenced.

                  5.3  Regulatory  Impact.  By either party upon at least ninety
(90) days' prior written notice (or the longest period of notice less than 90 days which is practicable under the circumstances in light of applicable regulatory requirements), if a party's performance under this Agreement or the Distribution Agreement would be rendered impossible, impractical or unprofitable due to the application of, or changes in, federal, state or local statutes, rules or regulations.

         6. Complete Agreement; No Assignment; No Waiver. This Agreement the attachments hereto and the Escrow Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior understandings, proposals negotiations and communications, oral or written, between the parties or their representatives. This Agreement may not be modified except in a writing signed by the duly authorized representatives of the parties hereto. Neither party may assign its rights, duties or obligations under this Agreement to any entity in whole or in part without the prior written consent of the other party; provided that NHES may assign its rights and delegate its obligations hereunder to a wholly-owned subsidiary of NHES without the prior consent of Beech Street and Beech Street may assign its rights and delegate its obligations hereunder to a wholly-owned subsidiary or sister company with prior notification to NHES, but without prior consent of NHES.

                  6.1 Notices. All notices, demands, consents approvals and other communications shall be sufficient if in writing and sent by prepaid wire, facsimile transmission or registered or certified mail, return receipt requested, postage prepaid to the addresses of the parties specified in their signatures below. Notices shall be effective when received, three (3) days following mailing or upon facsimile transmission, whichever Is earliest. Notices should be mailed to the parties at the following addresses:
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         If to Beech Street:

         Beech Street Corporation
         173 Technology
         Irvine, CA 92718
         Attn: Claudia Smith


         If to NHES:

         National Health Enhancement Systems, Inc.
         3200 North Central Avenue, Suite 1750
         Phoenix, AZ 85012
         Attn: President

The address for giving notice may be changed by complying with the written notice provisions of this Section.

                  6.2 Severability. In case one or more provisions of this Agreement shall be invalid, illegal or unenforceable, such provisions shall be severed and the remaining provisions shall continue as valid, legal and enforceable. The remaining provisions shall be integrated and interpreted in such a way as to give them maximum enforceability and validity under the applicable law, while retaining the original intent of the parties with respect to such provisions.

                  6.3 Disclaimer of Agency. This Agreement shall not constitute either party the legal representative or agent of the other, nor shall either party have the right or authority to assume, create or incur any liability or any obligation of any kind, expressed or implied, against, or in the name of or on behalf of the other party.

                  6.4 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Arizona (without regard to choice of laws).

                  6.5 Dispute Resolution. If a dispute arises among the parties in connection with this Agreement, or any instruments delivered in connection herewith, including without limitation an alleged breach of any representation, warranty or covenant herein or therein, or a disagreement regarding the interpretation of any provision hereof or thereof (the "Dispute"), the parties agree to use the following procedure in good faith prior to any party pursuing other available judicial or non-judicial remedies:

                           6.5.1 A  meeting  shall  be held  among  the  parties
within ten (10) days after any party gives written notice of the Dispute to each other party (the "Dispute Notice") attended by a representative of each party having decision-making authority regarding the
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Dispute (subject to board of directors or equivalent approval, if required),  to attempt in good faith to negotiate a resolution of the Dispute.

                           6.5.2 If,  within  thirty (30) days after the Dispute
Notice, the parties have not succeeded in negotiating a written resolution of the Dispute, upon written request by any party to each other party all parties will promptly negotiate in good faith to jointly appoint a mutually acceptable neutral person not affiliated with any of the parties (the "Neutral"). If all parties so agree in writing, a panel of two or more individuals (such panel also being referred to as the "Neutral") may be selected by the parties. The parties shall seek assistance in such regard from the American Arbitration Association or the Center for Public Resources if they have been unable to agree upon such appointment within forty (40) days after the Dispute Notice. The fees and costs of the Neutral and of any such assistance shall be shared equally among the parties.

                           6.5.3 In consultation  with the Neutral,  the parties
will negotiate in good faith to select or devise a nonbinding alternative dispute resolution procedure ("ADR") by which they will attempt to resolve the Dispute, and a time and place for the ADR to be held, with the Neutral (at the written request of any party to each other party) making the decision as to the procedure and/or place and time if the parties have been unable to agree on any of such matters in writing within ten (10) days after selection of the Neutral.

                           6.5.4 The parties agree to  participate in good faith
in the ADR to its conclusion; provided, however, that no party shall be obligated to continue to participate in the ADR if the parties have not resolved the Dispute in writing within one hundred twenty (120) days after the Dispute Notice and any party shall have terminated the ADR by delivery written notice of termination to each other party following expiration of said 120-day period. Following any such termination notice after selection of the Neutral, and if any party so requests in writing to the Neutral (with a copy to each other party), then the Neutral shall make a recommended resolution of the Dispute in writing to each party, which recommendation shall not be binding upon the parties; provided, however, that the parties shall give good faith consideration to the settlement of the Dispute on the basis of such recommendation, and at the election of either party the Dispute shall be submitted to binding arbitration as provided below. In the event of binding arbitration, the party seeking further resolution shall pay the reasonable attorneys' fees, costs and other expenses (including expert witness fees) of the other party incurred in connection with the pursuit of (and defense against) such arbitration, if the result thereof is less favorable to the party pursuing the arbitration than the recommendation of the Neutral.

                           6.5.5   Notwithstanding   anything   herein   to  the
contrary, nothing in this Section shall preclude any party from seeking interim or provisional relief, in the form of a temporary restraining order, preliminary injunction or other interim equitable relief concerning the Dispute, either prior to or during the Mediation if necessary to protect the interests of such party. Further, this Section shall be specifically enforceable.
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                           6.5.6  Subject  to the  foregoing,  a party  may seek
arbitration of an unresolved Dispute in Phoenix, Arizona (the "Venue City"), in accordance with the Rules of the AAA governing commercial transactions. The
arbitration  tribunal  shall  consist  of  three  (3)  arbitrators.   The  party
initiating arbitration shall nominate one arbitrator (who shall be knowledgeable in the industry but not be affiliated with such party) in the request for arbitration and the other party shall nominate a second arbitrator (who shall be knowledgeable in the industry but not be affiliated with such party) in the answer thereto. The two arbitrators so named will then jointly appoint the third arbitrator (who shall be knowledgeable in the industry but shall not be affiliated with either party) as chairman of the arbitration tribunal. If either party fails to nominate its arbitrator, or if the arbitrators named by the parties fail to agree on the person to be named as chairman within sixty (60) days, the office of the AAA in the Venue City shall make the necessary appointments of an arbitrator or the chairman of the arbitration tribunal. The award of the arbitration tribunal shall be final and judgment upon such an award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such an award and an order of enforcement.

                           6.5.7 At the reasonable  request of either party, the
mediator or arbitration tribunal shall adopt rules and procedures designed to expedite the dispute resolution process.

                  6.6 Survival. Each party's obligations to pay monies to the other party which have accrued prior to the date of termination shall survive termination of this Agreement.

                  6.7 Effective Date. The "Effective Date" shall be ___________, 1996.

                                   BEECH STREET CORPORATION


                                   By _________________________________________
                                   Its ________________________________________


                                   NATIONAL HEALTH ENHANCEMENT
                                   SYSTEMS, INC.


                                   By _________________________________________
                                   Its ________________________________________

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